Exhibit 10.26

August 31, 2011

Cheryl L. Cohen

7930 Deerview Court

Burr Ridge, IL 60527

Dear Cheryl,

It is my great pleasure to offer you the position of Chief Commercial Officer, reporting to me. We are very excited about the possibility of you joining our team, and we look forward to the prospect of working with you again as we gear up to launch MDV3100!

As we discussed, the Chief Commercial Officer will be responsible for the sales and marketing functions. The other two functions currently overseen by the Chief Commercial Officer, medical affairs and CMC, will be transferred to Lynn and Pat, respectively.

Your position will be based in the Chicago area. Following a positive AFFIRM readout, Medivation will open an office in the Chicago area, which will serve as our commercial headquarters.

The following outlines the financial and other terms of our offer:

Your base salary on an annualized basis will be $425,000 payable on the 15th and last day of each month.

Subject to timely completion of your job responsibilities, paid time off (PTO) is at your discretion.

You will also be eligible to participate in Medivation’s annual employee bonus program. Bonuses are generally paid in the last quarter of each year. Employees who join the company between January 1 and September 30th will be eligible for a prorated bonus in their first year of employment. Employees hired after September 30th will be eligible for a positively prorated bonus payment for the following year.

The target bonus opportunity for your position is 50% of base salary. The actual payout can range from 0% to 150% of this target, based on individual and company performance. The Board of Directors makes an assessment of company achievement against goals for purposes of annual bonus payouts annually, generally in October of each year.

We will recommend to Medivation’s Board of Directors that you be granted an option to purchase 200,000 shares of stock in the Company at an exercise price equal to the fair market value of the shares on the date the option is granted (as determined in accordance with Medivation’s Stock Option Grant Date Policy). The Board of Directors generally

201 Spear Street, 3rd Floor San Francisco, CA 94105 (415) 543-3470 Fax (415) 543-3411 www.medivation.com approves new hire grants once per quarter. Your options will be submitted for Board approval following your date of employment. The terms of your options will be governed in all respects by the terms of our 2004 Equity Incentive Award Plan and the stock option agreements. A stock option agreement will be provided to you after the Board of Directors has approved your grant. In addition, you may be eligible for future annual equity grants under the Plan based on the level of your position and your performance. Annual grants are typically made in the fourth quarter of each year. Employees must be on board by September 30th in order to be eligible for a year end grant.

As an employee of the Company you will be eligible to enroll in our comprehensive benefits program that includes (health, dental, vision, basic life and basic personal accident insurance). Details will be provided during the new hire orientation.

In addition, Medivation offers a 401(k) plan with employer match that provides you with the opportunity for pre-tax, long-term savings by deferring from 1—60% of your annual salary, subject to certain maximums. Medivation will make a safe harbor matching contribution equal to 100% of your salary deferrals that do not exceed 3% of your compensation plus 50% of your salary deferrals between 3% and 5% of your compensation. The maximum company contribution is subject to IRS limits.

More detailed information regarding Medivation’s benefits will be provided to you upon commencement of your employment. All Medivation benefits are revaluated on an annual basis and are subject to change.

As a result of the 1986 Immigration Reform and Control Act we are required to verify the identity and work authorization of all new employees. You will therefore be required to sign the Employment Eligibility Verification (Form I-9). We will need to examine original documents that satisfy these verification requirements within 72 hours of your start of employment. This offer of employment is contingent upon your providing the necessary documentation within that period.

You will abide by Medivation’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Upon starting employment with Medivation, you will be required to sign Medivation's Employee Confidentiality and Invention Assignment Agreement for Employees indicating, among other things, your agreement with this policy.

Employees are generally asked to devote all professional work time to Medivation. If you would like to request an exception for special circumstances, you will need to obtain written permission from your manager.

By signing below you are indicating your understanding that should you accept a position at Medivation, the employment relationship is based on the mutual consent of the employee and the Company. Accordingly, either you or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice.

As you requested, Medivation will agree to provide you with severance payments for up to twelve (12) months, which will be in the form of continued payment of your final base salary on our regular payroll schedule after your employment terminates, in the event that Medivation terminates your employment without Cause upon, or within twelve (12) months following, a negative AFFIRM readout. These severance payments will cut-off earlier than twelve (12) months if you obtain new full-time employment after your Medivation employment ends. In addition, as a condition of your receipt of these severance payments, you will be required to provide Medivation with a signed and effective general release of all known and unknown claims in the form provided to you by the Company. The complete terms and conditions of this severance arrangement will be set forth in a separate Severance Benefits Agreement to be signed by you and Medivation, which we will provide to you for your signature by early next week.

This offer of employment is effective for 10 business days from the date of this letter. There are two originals of this letter enclosed. If all of the foregoing is satisfactory, please sign and date each original and return one to me within 10 business days in the enclosed envelope, saving the other original for your files.

Cheryl, on behalf of myself, Pat, Lynn and the entire board, we would be honored to have you join us as a member of our executive leadership team. This is an extremely exciting time to be joining our company, and I am confident that we would enjoy great success working together, and have a great time doing so!

I sincerely hope that you will choose to accept our offer.

With best regards,

David T. Hung, MD

President and CEO

I accept employment with the Company on the foregoing terms.

Name

8/31/11	9/6/11
Date Signed	Anticipated Start Date

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